                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[X] Preliminary Proxy Statement     [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                        ONLY (AS PERMITTED BY RULE  14a-6(e)(2))


[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            GENERAL AUTOMATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    Per unit prices or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    Total fee paid:

    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

                            GENERAL AUTOMATION, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 19, 2001


TO ALL STOCKHOLDERS OF GENERAL AUTOMATION, INC.:

       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of GENERAL AUTOMATION, INC., a Delaware corporation (the "Company") will be held at the offices of the Company, 17731 Mitchell North, Irvine, California 92614, on January 19, 2001, at 10:00 A.M. Pacific Time, for the following purposes:

1.     To approve the sale of the Company's hardware services business unit;

2.     To authorize a name change of the Company to GA eXpress;

3. To increase the number of authorized shares of common stock of the Company from 30,000,000 to 50,000,000;

4. To increase the number of shares reserved for issuance under the Company's 1999 Stock Option Plan from 1,000,000 to 2,500,000; and

5. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

       Only stockholders of record at the close of business on November 20, 2000, are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                       By Order of the Board of Directors,

                                       /s/ Richard H. Nance
                                       ----------------------------------------
                                       Richard H. Nance, Vice President Finance,
                                       Chief Financial Officer, and Secretary


       Irvine, California
       December 13, 2000

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                            GENERAL AUTOMATION, INC.
                              17731 MITCHELL NORTH
                            IRVINE, CALIFORNIA 92614

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

                               GENERAL INFORMATION

              The accompanying proxy is solicited by the Board of Directors of General Automation, Inc. (the "Company") for a Special Meeting of Stockholders of the Company to be held at the offices of the Company, 17731 Mitchell North, Irvine, California 92614 on January 19, 2001 at 10:00 A.M. Pacific time. All proxies duly executed and received will be voted on all matters presented at the Special Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted "for" approval of the sale of the Company's Hardware Services Business; "for" authorization to change the name of the Company to GA eXpress "for" the increase in the number of authorized shares of common stock of the Company from 30,000,000 to 50,000,000; and "for" the authorization to increase the number of shares reserved for issuance under the Company's Stock Option Plan from 1,000,000 to 2,500,000. The Board of Directors does not know of any other matters that may be brought before the Special Meeting. In the event that any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgement. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about December 28, 2000.

              Only holders of shares of Common Stock of record at the close of business on November 20, 2000 will be entitled to notice of, and to vote, at the Special Meeting and at all adjournments thereof. As of the close of business on November 20, 2000, the Company had 14,721,265 shares of Common Stock outstanding.

              At the Special Meeting, the vote of a majority of the shares of common stock outstanding is required to approve the items listed above and discussed herein.

              Shares represented, by proxies, which are marked "abstained" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

              A list of the stockholders entitled to vote at the Special Meeting will be available at the Company's office, 17731 Mitchell North, Irvine, California 92614, for a period of ten days prior to the Special Meeting for examination by any stockholder.

              Officers and Directors of the Company beneficially own approximately 6.2% of the outstanding shares of Common Stock. See "Security Ownership of Management and Principal Stockholders." Accordingly, approval of the aforesaid matters is not assured and your vote is required in order for the Company to take these actions.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

              This proxy statement and the documents to which we refer you to in this proxy statement contain forward-looking statements. In addition, from time to time, our representatives or we may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including:

              -      Our financial performance and projections

              -      Our business direction; and

              -      Our business prospects and opportunities.

       You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including:

              -      Our ability to change the direction of the Company;

              - Our ability to keep pace with new technology and changing market needs; and

              -      The competitive environment of our business.

              These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by our representatives or us, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, might not occur.

       AUTHORIZATION FOR SALE OF THE COMPANY'S HARDWARE SERVICES BUSINESS
                                  (PROPOSAL #1)

       On November 13, 2000, the Board of Directors approved and the Company signed a letter of intent with a private investor group to purchase the Company's hardware services business, which accounted for approximately $6 million in revenue the last fiscal year. Over the last fiscal year, the Company has focused on the business-to-business market. As the Company's hardware services business is not in keeping with the Company's strategic focus and in that it is a business that has consistently been experiencing revenue attrition in the 20% range over the past three (3) years, management and the Board of Directors feel that the sale will be beneficial to the Company, employees, and existing customers. The buyers will be investing in the business with their primary focus on growing the Company's hardware services business by improving and broadening the services provided to the customers.

       The Company is anticipating a gain on the sale of this business in addition to further reduction of debt and liabilities allowing the Company to continue its focus on the ongoing e-business software strategy.

       The sale of the hardware services business will be treated as an asset purchase where a private investor group will pay cash at closing and, in addition, the Company will receive a percentage of the annual value of any added gross revenue generated over the subsequent twelve (12) months.

       Currently, there are 60 employees in the Company's hardware services business. The terms of the Agreement state that the Buyer will make offers to Services Business employees as selected by buyer at their existing salaries and comparable benefit plan.

       All of the Company's existing service contracts will be honored by the new owners.

       The terms of the sale are as follows:

       THE BUYER: GA Services, LLC, a newly formed limited liability company ("Buyer"), will be purchasing the Company's hardware services business (the "Services Business"). GA Services, LLC is located at 10 Vista de San Clemente, Laguna Beach, CA 92651. The managers of GA Services, LLC are Charles Strauch and George Harris.

       ASSETS BEING ACQUIRED: Buyer will acquire the assets of the Services Business, consisting of the following, for the following prices:

              (a) Trade Names: The names "GA Services" and "General Automation Services."

              (b) Contracts and Deferred Liabilities: Current hardware and operating system contracts and associated deferred liabilities in effect at the time of closing subject to Buyer's review and acceptance of the deferred liabilities prior to the close.

              (c) Accounts Receivable: All of the accounts receivable balance as of the date of closing to be paid for in cash at closing at a value of 90% of the value of those accounts receivable which have an aging between 0 and 91 days. Buyer reserves the right to adjust accounts receivable value actually paid based on the Buyer's review of the accounts receivable aging existing at the date of close.

              (d) Furniture, fixtures, and equipment: All of the furniture, fixtures, equipment and leasehold improvements to be paid for in cash at closing at a value of $40,000.

              (e) Inventory: All of the inventory as of the date of closing to be paid for in cash at closing at a value of $800,000 subject to Buyer's review of the inventory prior to signing the definitive agreement to determine that the inventory is sufficient to support future business.

              (f) Future Revenues: Buyer agrees to pay Seller 10% (up to a maximum of $300,000) of "revenue" in excess of $7.1 million that is generated by Buyer during Calendar Year 2001 to be paid in cash to Seller no later than April 30, 2002. "Revenue" shall mean that revenue generated between the date of close and December 31, 2001, which is collected by Buyer before March 31, 2002.

       ADDITIONAL TERMS OF ACQUISITION. The following conditions are additional material terms of the sale:

              (a) Buyer will make offers to Services Business employees as selected by Buyer at existing salaries and comparable benefit plan. Offers will be on "at will" basis. Seller will pay employees for all accrued salary and vacation time at Closing.

              (b) Seller shall use its best efforts to execute the Olen Commercial Realty Corp. option to renew for two years for the two existing leases on the Irvine facility known as Building 2. If Seller is successful, Buyer will assume the Olen lease and shall assume the existing lease on the Bohemia facility. If Seller is not successful in renewing its Building 2 lease, then Buyer will negotiate a new lease for Building 2. Buyer will not assume any other leases, but will assume only month-to-month rental obligations that are mutually agreed upon by the Parties for any other Services Business storage/office facilities.

              (c) Buyer shall assume all Sellers' obligations under the Services Business contracts with Seller's Customers subject to Buyer's review of those obligations.

              (d) Buyer reserves the right to adjust the purchase price relative to pre-paid Services Business obligations that Buyer considers to be excessive.

              (e) Seller and Tom Wedrick (NCE) will enter into an agreement that ensures that NCE will not compete with Seller or Buyer for Seller's customers or employees.

              (f) Seller will assure to Buyer's satisfaction no adverse results to Buyer should Seller enter into a bankruptcy proceeding following the Closing.

              (g) Seller will provide transition support to Buyer after Closing for telephone service, information systems (including e-mail), and accounting (including billing and payroll).

              (h) Seller will allow Buyer the exclusive use of the names "GA Services" or "General Automation Services."

              (i) Seller and Buyer will enter into agreements with Seller's existing Services Business related vendors to ensure no interruption of parts and services to the Buyer due in any way to the relationship, which exists now or in the past between Seller and such vendors.

              (j) Seller and Buyer will agree to establish upon Closing an escrow account amounting to a minimum of $200,000 and a maximum of $240,000 for a period of 12 months to cover unknown/undisclosed liabilities.

       It is currently anticipated that the sale of the Services Business will become effective as soon as practicable after the Special Meeting; however, there can be no assurance as to the timing of the consummation of the sale or that the sale will be consummated.

The definitive agreement provides for mutual indemnification. A copy of the proposed definitive agreement is included herewith as Exhibit A.

PRO-FORMA FINANCIAL INFORMATION

       In accordance with Article 210.11-02(a) of Regulation S-X, the following narrative description of the pro-forma adjustments related to the sale of the Company's hardware services business is made a part of the Proxy. Pro-forma five-year information required by Item 301 of Regulation S-K is, in the opinion of management, immaterial to the transaction proposed. The proposed transaction, in the opinion of management, does not meet minimum criteria to warrant pro-forma adjustments for the five-year-period. The preparation of pro-forma financial disclosures requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and results of operations during the reporting period. Actual results could differ from those estimates. The sale of the Company's hardware services business positions the Company to operate on a going-forward basis as a software developer and distributor, providing software support and professional services, or consulting.

       The transaction proposed will effectively sell most accounts receivable, inventory and some furniture and fixtures. Net proceeds from the sale will be used to pay existing accounts payable and other debts. The sale is expected to result in a gain to the Company approximating $1.1 million and the Unit accounted for approximately $6 million in revenues, from maintenance contracts, for the fiscal year ended September 30, 2000. Revenues from this unit approximated $8.5 million for the fiscal year ended September 30, 1999.

       The following table reports pro-forma adjusted balance sheet accounts and results of operations when compared to June 30, 2000. The column "Previously Reported Adjustments" reflect Pro-forma adjustments related to the sale of the Company's PICK Database Business reported in August 2000.

                             --------------------------------------------------------------------------------------------------
                                                            Previously                 Pro-Forma
                                                             Reported                 Adjustments;
                             6/30/00 -- As Reported         Adjustments            This transaction        6/30/00 -- Pro-Forma
                             --------------------------------------------------------------------------------------------------
Total Sales                        17,089,000              (11,743,794)              (4,000,000)(a)             1,345,206
                             --------------------------------------------------------------------------------------------------
Cost of Sales                      10,326,000               (7,537,629)              (2,400,000)(b)               388,371
                             --------------------------------------------------------------------------------------------------
Gross Profit                        6,763,000               (4,205,165)              (1,600,000)(c)               957,835
                             --------------------------------------------------------------------------------------------------
Operating Expenses                  8,618,000               (5,257,020)              (1,860,980)(d)             1,500,000
                             --------------------------------------------------------------------------------------------------
Operating Loss                     (1,855,000)               1,051,855                  260,980(e)               (542,165)
                             --------------------------------------------------------------------------------------------------
Current Assets                      4,131,000                 (495,356)              (1,600,000)(f)             2,035,644
                             --------------------------------------------------------------------------------------------------
Current Liabilities                12,556,000               (2,636,539)              (1,400,000)(g)             8,519,461
                             --------------------------------------------------------------------------------------------------
Basic EPS                                (.21)                     .15                        Neg.                   (.21)
                             --------------------------------------------------------------------------------------------------
Weighted Shares O/S                12,421,375                                                                  12,421,375
                             --------------------------------------------------------------------------------------------------

a) Elimination of revenues reported for the nine months ended June 30, 2000, that related to maintenance contracts being sold in this transaction.

b) Elimination of the associated cost of sales related to the sale of maintenance contracts

c)     Effect on gross profit on a pro-forma basis

d) Elimination of associated general and administrative expenses related to the sale. Management has estimated approximately 60 employees from General Automation will join the new company subsequent to the sale.

e)     Net effect of the transaction on operating results

f) Current assets being sold are primarily parts inventory and some accounts receivable

g) Net cash from the sale is to be applied to the payment of trade payables, estimated to be $1.6 million at the closing of the transaction

       The buyers of the Company's hardware services business will form a new business entity to conduct their operations. As such, there is no pro-forma data available from the buying entity.

       On a going-forward basis, the Company will be developing and selling its "e-Path(TM)" business-to-business software. The three primary sources of revenues, as discussed above, for the future are software sales, software support and consulting.

The following table discloses the registrant's financial highlights for the years ended Sept 30,


                                   1999           1998        1997           1996            1995
                                   ----           ----        ----           ----            ----
OPERATING DATA:

Sales                            $28,868        $ 30,666     $36,040        $23,668         $14,622

Income (loss) from                (1,919)        (11,798)        (38)           489          (1,313)
operations
Extraordinary Gain                 3,505             -0-         -0-            -0-             -0-

Net income (loss)                    791        $(12,399)    $  (514)        $  275         $(1,712)

                                                $  (1.33)       (.06)           .03            (.21)
Basic and diluted
Net income (loss)
per share

BALANCE SHEET DATA:

Working capital                   (6,790)        (13,495)     (6,123)          (865)         (1,570)
(deficiency)

Total assets                      11,166          14,114      24,263         11,251          10,484

Long-term                          4,604           2,210       3,269          1,072           1,305
obligations

Shareholders'                     (7,530)         (9,927)      2,688            703            (161)
equity (deficit)

The vote of a majority of the shares of Common Stock represented at the Special Meeting is required to authorize the sale of the Company's Hardware Services Business. Proxies not marked to the contrary will be voted for the authorization of the sale of the Company's Hardware Services Business.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
               AUTHORIZATION OF THE SALE OF THE COMPANY'S HARDWARE
                               SERVICES BUSINESS.

                          AUTHORIZATION OF NAME CHANGE
                                  (PROPOSAL #2)

       The Company has been utilizing the name GA eXpress as a dba over the last year to more precisely describe the Company's new business strategy of focusing on the business-to-business (also known as "B2B") market. The Board of Directors would like to formally change the Company's name from General Automation, Inc. to GA eXpress.

       The vote of a majority of the shares of Common Stock represented at the Special Meeting is required to authorize the name change. Proxies not marked to the contrary will be voted for the authorization of the name change.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NAME CHANGE.

            APPROVAL OF INCREASE IN AUTHORIZED SHARES OF COMMON STOCK
                                  (PROPOSAL #3)

       The Company currently has 30,000,000 shares of common stock authorized and approximately 14,721,265 shares issued and outstanding. The Board of Directors has proposed that the Company increase its authorized shares from 30,000,000 to 50,000,000. By increasing the authorized shares, the Company has merely increased the number of shares that it MAY issue in the future. The Board of Directors does not believe that the Company will require the entire number of shares to achieve the business objectives; however, the Company wants to assure that the authorized capital is sufficient to implement our future acquisition and fund raising activities.

       The vote of a majority of the shares of Common Stock represented at the Special Meeting is required to authorize the increase in authorized shares of common stock of the Company. Proxies not marked to the contrary will be voted for the authorization of the increase in authorized shares of the Company.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
              AUTHORIZATION OF THE INCREASE IN AUTHORIZED SHARES OF
                          COMMON STOCK OF THE COMPANY.

                  AUTHORIZATION OF INCREASE IN NUMBER OF SHARES
                    RESERVED FOR ISSUANCE UNDER THE COMPANY'S
                             1999 STOCK OPTION PLAN
                                  (PROPOSAL #4)

       In 1999, the Company created a Stock Option Plan to award compensation primarily in the form of qualified and nonqualified stock options to key employees, directors, and consultants. The 1999 Stock Option Plan reserved 1,000,000 shares for issuance as options under the Plan. To date, the Company has issued 953,333 options to key employees, directors, and consultants. The Board of Directors believes it to be in the best interest of the Company to increase the number of shares reserved under the 1999 Stock Option Plan from 1,000,0000 to 2,500,000, so that the Company will have options available for issuance over the next few years. The increase in the number of shares reserved for issuance under the 1999 Stock Option Plan will allow the Board to attract and compensate key employees, directors, and consultants without using cash.

       The vote of a majority of the shares of Common Stock represented at the Special Meeting is required to authorize the increase in shares reserved for issuance under the Company's 1999 Stock Option Plan. Proxies not marked to the contrary will be voted for the authorization of the increase in shares reserved for issuance under the Company's 1999 Stock Option Plan.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AUTHORIZATION OF
        INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE
                        COMPANY'S 1999 STOCK OPTION PLAN.

             DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2000

       The rules of the Securities and Exchange Commission permit stockholders of the Company, after notice to the Company, to present proposals for stockholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action, and are not properly omitted by Company action in accordance with the proxy rules published by the Securities and Exchange Commission. The Company's 2001 annual meeting of stockholders is expected to be held on or about May 1, 2001, and proxy materials in connection with that meeting are expected to be mailed on or about April 1, 2001. Proposals of stockholders of the Company that are intended to be presented at the Company's 2000 annual meeting must be received by the Company no later than December 1, 2000 in order for them to be included in the proxy statement and form of proxy relating to that meeting.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers, Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

       Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its 2000 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                                  OTHER MATTERS

       The Board of Directors of the Company does not intend to present any business at the Special Meeting other than the matters specifically set forth in the Proxy Statement and knows of no other business to come before the Special Meeting. However, on all matters properly brought before the Special Meeting by the Board or by others, the persons named as proxies in the accompanying proxy will vote in accordance with their best judgement.

       It is important that your shares are represented and voted at the Special Meeting, whether or not you plan to attend. Accordingly, we respectfully request that you sign, date, and mail your Proxy in the enclosed envelope as promptly as possible.

                       WHERE YOU CAN FIND MORE INFORMATION

       The SEC allows the Company to "incorporate by reference" information into its proxy statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this proxy statement and are deemed to be a part hereof:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 filed with the SEC on January 13, 2000;

(2) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999 filed with the SEC on February 14, 2000;

(3) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 22, 2000; and

(4) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed with the SEC on August 18, 2000.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement.

The Company also incorporates by reference the information contained in all other documents the Company files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

The Company undertakes to provide by first class mail, without charge and within one business day after receipt of any request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above that have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Richard H. Nance, Vice President Finance, Chief Financial Officer, and Secretary, General Automation, Inc., 17731 Mitchell North, Irvine, California 92614, telephone number (949) 250-4800.

The Company files reports, proxy statements and other information with the SEC. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC: The National Judiciary Plaza Citicorp Center Seven World Trade Association of Room 1024 500 West Madison Center Securities Dealers 450 Fifth Street 13th Floor 1735 K Street, N.W. Street, N.W. Suite 1400 New York, New York Washington, D.C. Washington, D.C. Chicago, 10048 20006 20549 Illinois 60661. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

                                   By Order of the Board of Directors



                                   /s/ Richard H. Nance
                                   ---------------------------------------------

                                   Richard H. Nance, Vice President Finance,
                                   Chief Financial Officer, and Secretary
                                   Irvine, California
                                   December 13, 2000

                                    EXHIBIT A

                            GENERAL AUTOMATION, INC.

                         AGREEMENT OF PURCHASE AND SALE


THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement"), dated as of the 27th day of November, 2000, is made by and between General Automation, Inc., a Delaware corporation (the "Company"), and GA Services, LLC, a California limited liability company (the "Purchaser").

                              W I T N E S S E T H:

WHEREAS, the Company is engaged in, among other things, the business of providing support services to computer and telecommunications users through its GA eXpress division with facilities in Bohemia, New York and Irvine, California (such activities being hereinafter referred to as the "Business"); and


WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to sell and Purchaser desires to buy certain assets related to the Business including certain accounts receivable, inventory, furniture and equipment and certain leasehold improvements all of which are listed on Schedule I(a) (the "Assets"). NOW, THEREFORE, in consideration of the terms, covenants and conditions stated herein, the parties hereto agree as follows:


                                    SECTION I
                         PURCHASE AND SALE OF THE ASSETS


(a) PURCHASE AND SALE OF THE ASSETS; LIABILITIES. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, the Company hereby sells, assigns and conveys to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Company, the Assets as listed on
       Schedule I(a), free and clear of any mortgages, options, conditions, liens, charges, security interests, encumbrances, pledges, equities, claims or liabilities (collectively, "Liens or Encumbrances"). The Assets shall include the financial books and records, of every kind and nature, real, personal, and mixed, tangible and intangible, wherever located, of the Company used in or in any way related to the Business and as further described on Schedule I(a).

(b) ASSUMED OBLIGATIONS. The Purchaser shall not assume and shall have no responsibility with respect to, any and all liabilities or obligations of the Company, known or unknown, absolute or contingent, accrued or unaccrued, whether due or to become due, except for: (i) those liabilities and obligations specifically set forth on Schedule I(b) hereto and (ii) those liabilities and executory obligations as expressly set forth in certain assigned contracts (the "Assigned Contracts"), also set forth on Schedule I(b) (the items being listed on Schedule I(b) collectively being referred to as the "Assumed Obligations"). Those liabilities and obligations under the Assigned Contracts shall be assumed by Purchaser only upon effective assignment of such agreements. The Assumed Obligations shall not include any obligations or liabilities arising out of any act or omission or default of the Company occurring prior to the Closing (as defined in Section VI(a)) under any Assigned Contract, regardless of when such liability or obligation is asserted. The Company represents and warrants that it is not in default of any Assumed Obligation, and the Purchaser shall not be obligated to assume any Assumed Obligation which is in default as of the Closing Date (as defined in Section VI(a)).

(c) LIABILITIES NOT BEING ASSUMED. Except for the Assumed Obligations, the Company agrees that Purchaser shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of the Company, whether known or unknown, fixed or contingent, certain or uncertain (the "Retained Liabilities"), and the Company shall remain responsible for and shall indemnify, defend (with counsel reasonably acceptable to Purchaser and paid for by the Company) and hold harmless Purchaser from and against all Retained Liabilities, which shall include, but shall not be limited to, the following obligations or liabilities of the Company:

(i) Any compensation or benefits payable to present or past employees of the Company incurred prior to the Closing Date, including without limitation, any liabilities arising under any employee pension or profit sharing plan or other employee benefit plan and any of the Company's obligations for vacation, holiday or sick pay;

(ii) All federal, state, local, foreign or other taxes related to the operation of the Business and incurred prior to the Closing Date and any tax liability of the Company which is not related to the Business;

(iii) Any Liens or Encumbrances on any of the Assets and all obligations and liabilities secured thereby;

(iv) All obligations of the Company, either for borrowed money or incurred in connection with the purchase, lease or acquisition of any assets;

(v)    Any accounts or notes payable of the Company;


(vi) Any claims, demands, actions, suits or legal proceedings that have been asserted or threatened prior to the Closing Date against the Company, the Business or the Assets or which may be threatened hereafter against the Assets, the Business or the Purchaser but only to the extent related to
       (i) the Company's operation of the Business prior to the Closing Date, or
       (ii) any other business or non-business activities of the Company conducted prior hereto or hereafter, including, but not limited to, those legal actions or other proceedings set forth in Schedule II(j) hereto; and

(vii) Any obligations under any employment, consulting or non-competition agreements, whether written or oral, incurred prior to the Closing Date and that is not set forth in Section I(b) or on Schedule I(b).


(d)    Intentionally omitted.

(e) INITIAL PURCHASE PRICE. The purchase price (as may be adjusted, the "Initial Purchase Price") for the Assets shall be equal to (1) Eight Hundred Forty Thousand dollars ($840,000), plus (2) ninety percent (90%) of the value of the Business' Accounts Receivable (as defined in Section II(g)) aged ninety (90) days or less, subject to adjustment (as provided in subsection (e)(i) below) after Purchaser's review and acceptance of such Accounts Receivable on the Closing Date, provided that Purchaser's acceptance is not unreasonably withheld. At the Closing, Purchaser shall pay to the Company an amount (the "Closing Date Payment"), equal to the Initial Purchase Price, less the Holdback Amount (as defined in Section I(g)) and less the Adjustment to the Purchase Price (as defined in
       Section I(h) below). The Closing Date Payment shall be made by wire transfer of immediately available funds to an account designated by the Company.

(i) With respect to the purchase price adjustments of the Accounts Receivable above, such adjustments shall be made if, no later than December 15, 2000, the Purchaser provides the Company with a list of items related to the Accounts Receivable, along with the corresponding values for each item, to be excluded from the Initial Purchase Price. The list shall also contain the Purchaser's reason for excluding such item from the Initial Purchase Price.

(f)    ADDITIONAL PURCHASE PRICE.

(i) In addition to the amount to be paid to the Company pursuant to Section I(e) hereof, the Purchaser shall pay the Company, or its successor in interest, as the case may be, on and subject to the terms of this Agreement, additional consideration (the "Additional Purchase Price") only if the Purchaser's gross revenue from the period during the 2001 calendar year, but not commencing before the Closing (the "Revenue Period"), is in excess of $7,100,000 (the "Base Revenue"). In the event the Purchaser's gross revenue during the Revenue Period (the "Actual Revenue") exceeds the Base Revenue, the Purchaser shall pay the Company an amount equal to ten percent (10%) of the difference between the Actual Revenue and the Base Revenue; provided, however, that the maximum Additional Purchase Price payable hereunder shall not exceed $300,000, subject to reduction pursuant to the provisions of Section I(f)(iii) below.

(ii) The calculation of Actual Revenue for the Purchaser during the Revenue Period shall be made net of returns and allowances. The determination of the amount, if any, to be paid in the form of Additional Purchase Price shall be made by the Purchaser together with its auditors regularly employed to audit the books of account and financial statements of Purchaser, and shall be made in accordance with generally accepted accounting principles ("GAAP"). The calculations of the Base Revenue and Actual Revenue shall be made based on funds actually received by the Company and such calculation shall allow for a maximum of ninety (90) days from the end of the Revenue Period in which to collect funds for services rendered during the Revenue Period. All determinations of Purchaser made pursuant to this Section I(f)(ii) shall be deemed binding and conclusive. Within forty five (45) days of receiving the Purchaser's calculation of the Actual Revenue the Company shall either (i) notify the Purchaser in writing of its agreement with such calculation or (ii) notify the Purchaser of its disagreement with such calculation and conduct an audit of the Purchaser or review the Purchaser's books and records with respect to the Actual Revenue within such forty five (45) day time period. Any audit conducted by the Company shall be at the Company's sole expense and shall not be binding on the Purchaser unless agreed to by the Purchaser in writing.

(iii) The Additional Purchase Price shall be paid on or before the expiration of thirty (30) days following the date upon which the final and binding determinations are made and agreed to by both parties pursuant to Section I(f)(ii) above by delivery of a bank cashier's check or wire transfer of funds to the Company. Subject to the prior exhaustion of the Holdback Amount pursuant to the terms of Section I(g) below and subject to the limitations set forth in Section VII(d) below, the Purchaser shall be entitled to reduce and offset the Additional Purchase Price payable to the Company by the amount of any unsatisfied claim for Damages by the Purchaser against the Company pursuant to the provisions of Section VII(a) below.

(g)    PURCHASE PRICE HOLDBACK.

(i) The Purchaser shall withhold not less than $200,000 and no more than $240,000 of the Initial Purchase Price (the "Holdback Amount") as collateral to secure the Company's obligations described in Section VII(a) below, during the period commencing on the Closing Date and terminating on the date that is twelve (12) months from the Closing Date. On the date that is twelve (12) months from the Closing Date (or if such date is not a business day, on the next business day thereafter), the Holdback Amount, less the amount of any reductions thereto, as provided in Section I(g)(ii) below, if a positive amount, shall be distributed to the Company, without interest. The Purchaser shall not be required to segregate or set aside the Holdback Amount. The maximum Holdback Amount shall be subject to reduction in the event the Company negotiates arrangements, satisfactory to the Purchaser, with the Company's vendors and suppliers with respect to obligations owed to such vendors and suppliers.

(ii) The Holdback Amount is subject to reduction and retention by Purchaser in satisfaction of any claim for Damages by the Purchaser against the Company pursuant to the provisions of Section VII(a) below.


(h) ADJUSTMENT TO THE PURCHASE PRICE. In addition to the potential adjustments set forth in Section 1(e) above, the Initial Purchase Price shall be subject to downward adjustment relative to certain obligations for services to be rendered in the future by the Company, and assumed by the Purchaser, for which the Company has already been paid ("Deferred Obligations"), such customers, services, and prepayment amount being listed on Schedule I(h). The value of the obligations related to the Deferred Obligations which the Purchaser, in its sole discretion, deems to be excessive shall be deducted from the Initial Purchase Price. Purchaser will notify the Company at least twenty (20) days prior to Closing Date of the adjustment to the Initial Purchase Price and the reasons for such adjustment. Company covenants and agrees that after the date it delivers the Disclosure Schedule (as defined in Section II) as provided in Section IV(b), it will bill its customers consistent with its past practices and will promptly notify the Purchaser of any negotiations with respect to Deferred Obligation agreements. The Company further covenants and agrees that it shall not enter into any new Deferred Obligation agreements without the written consent of Purchaser.

(i) ALLOCATION. The Purchase Price for the Assets shall be allocated as set forth in Schedule I(i) to be attached hereto (the "Purchase Price Allocation"). Each of the parties, when reporting the transactions consummated hereunder in their respective Tax Returns (as hereinafter defined), shall allocate the Purchase Price paid or received, as the case may be, in a manner that is consistent with the Purchase Price Allocation set forth in Schedule I(i). Additionally, each of the parties will comply with, and furnish the information required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder.


(j) REMOVAL OF ASSETS BY PURCHASER. The Company shall allow Purchaser up to one hundred eighty (180) days from the Closing Date in which to transition the business and remove the Assets from the Company's inventory storage facilities. Purchaser shall have full access to, and all rights of the Company relative to such inventory storage facilities.

                                   SECTION II
                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                            AGREEMENTS OF THE COMPANY


Except as set for on the disclosure schedule attached hereto as Schedule II (the "Disclosure Schedule"), the Company hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing that:


(a) ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the business in which it is now engaged. The Company has full corporate power and authority, and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business as currently conducted and to enter into and consummate the transactions contemplated under this Agreement.

(b) AUTHORITY/ENFORCEABILITY. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms. The Bill of Sale (as defined in Section VI(b)(ii)(A)), when executed and delivered at Closing, and assuming due and proper execution by the Purchaser, constitutes a valid and legal binding obligation of the Company, enforceable against it in accordance with its terms.


(c) NO LEGAL BAR; CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the charter or by-laws of the Company as amended or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of its assets are bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents, if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Schedule II(c).

(d) TITLE TO ASSETS. Except as noted on Schedule II(d): (i) the Company has good and valid title to all Assets and (ii) none of the Assets is subject to any liens, charges, encumbrances or security interests. None of the Assets (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely to be material to the operations of the Business.


(e) SUFFICIENCY OF ASSETS. The Assets constitute all of the assets, properties, rights, privileges and interests necessary for the operation of the Business as it has been owned and operated by the Company.

(f)    PERMITS; COMPLIANCE WITH APPLICABLE LAW.

(i) GENERAL. The Company is not in default under any, and has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the Assets as to which a default or failure to comply might result in a material adverse affect on the Assets or the Business. The Company has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Company has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.


(ii) PERMITS. Set forth in Schedule II(f) is a complete and accurate list of all permits, licenses, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights (and applications for each of the foregoing), notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Company in connection with the Business. The Permits set forth in Schedule II(f) are all the Permits required for the conduct of the Business in its present form. All the Permits set forth in Schedule II(f) are in full force and effect, and the Company has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or threatened. There are no existing defaults or events of default or event or state of facts which with notice or lapse of time or both would constitute a default by the Company under any such Permit. The Company has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit set forth in Schedule II(f). The use by the Company of any proprietary rights relating to any Permits does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Schedule II(f) or require the consent of any person. Except as set forth on Schedule II(f), the Company is not required to be licensed by, nor is it subject to the regulation of, any governmental or regulatory body by reason of the conduct of the Business in its present form.

(g) ACCOUNTS RECEIVABLE. A complete and current aging of all accounts receivable of the Company as of November 30, 2000 shall be set forth in
       Schedule II(g) (the "Accounts Receivable"). There is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable. . Purchaser shall review not more than twenty (20) days prior to Closing Date a list of any new accounts receivable (the "New Accounts") of the Company and the assumption by the Purchaser of the New Accounts shall be subject to the written acceptance of Purchaser and added to Schedule II(g).

(h) THE MATERIAL CONTRACTS AND OTHER AGREEMENTS. Schedule II(h) contains an accurate and complete list of each equipment lease, customer order (whether written or oral, and regardless of the dollar amount) and all contracts, agreements, indentures, notes, or other instrument or commitment, written or oral, to which the Company is a party or is bound and which relates to any of the Assets or the consummation of the transactions contemplated by this Agreement and which has an aggregate value to the Company or the other party thereto in excess of ten thousand dollars ($10,000) (the "Material Contracts"). Accurate and complete copies of all of the Material Contracts have been made available by the Company for review by Purchaser prior to the date hereof. Each of the Material Contracts is a valid and binding obligation of the Company and, to the Company's knowledge, the other parties thereto, enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies.


(i) FINANCIAL INFORMATION. The financial information provided to the Purchaser hereunder was prepared in accordance with GAAP, consistently applied, and fairly presents the financial condition of the Company with respect to the Business at the relevant dates thereof and for the respective periods covered thereby.


(j) LITIGATION; DISPUTES. Except as set forth in Schedule II(j), there are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against the Company, the Business or any of the Assets, which would hinder the ability of the Company to consummate the transactions contemplated hereby, and, to the best of the knowledge of the Company, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Company has no knowledge of any default under any such action, suit or proceeding. Except as set forth in Schedule II(j), the Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

(k) ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in Schedule II(k), the Company has complied with, and the operation of the Business and the use of the Assets are in compliance with, in all material respects, all federal, state, regional and local statutes, laws, ordinances, rules, regulations and orders relating to the protection of human health and safety, natural resources or the environment, including, but not limited to, air pollution, water pollution, noise control, on-site or off-site hazardous substance discharge, disposal or recovery, toxic or hazardous substances, training, information and warning provisions relating to toxic or hazardous substances, and employee safety relating to the Business or the Assets (collectively the "Environmental Laws"); and no notice of violation of any Environmental Laws or of any permit, license or other authorization relating thereto has been received or threatened against the Company, and to the best knowledge of the Company, is there any factual basis for the giving of any such notice. Except as set forth in Schedule II(k), no underground or above-ground storage tanks or surface impoundments are located on any of the real properties owned or leased in connection with the Business and (i) except in compliance with applicable Environmental Laws and any licenses or permits relating thereto, there has been no generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances during the occupancy thereof by the Company or, to the best knowledge of the Company, prior to such occupancy, and (ii) in no event has there been any generation, use, treatment, storage, transfer, disposal, release or threatened release in, at, under, from, to or into, or on such properties of toxic or hazardous substances that has resulted in or is reasonably likely to result in a material adverse effect on the Business or on the Assets. The Company has not received any notice or claim to the effect that the Company or the Business is or may be liable to any governmental authority or private party as a result of the release or threatened release of any toxic or hazardous substances in connection with the conduct or operation of the Business, and none of the operations of the Business or the Company and none of the Assets is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or a threatened release of any toxic or hazardous substances at any of the real properties owned or leased in connection with the Business. For the purposes of this Section II(k), "toxic or hazardous substances" shall include any material, substance or waste that, because of its quantity, concentration or physical or chemical characteristics, is deemed under any federal, state, local or regional statute, law, ordinance, regulation or order, or by any governmental agency pursuant thereto, to pose a present or potential hazard to human health or safety or the environment, including, but not limited to, (i) any material, waste or substance which is defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), as amended, and its related state and local counterparts,
       (ii) asbestos and asbestos containing materials and polychlorinated biphenyls, and (iii) any petroleum hydrocarbon including oil, gasoline (refined and unrefined) and their respective constituents and any wastes associated with the exploration, development or production of crude oil, natural gas or geothermal energy.

(l) PRODUCT RETURN POLICIES, WARRANTIES AND LIABILITIES. Schedule II(l) sets forth all Warranties (as hereinafter defined) given or made by the Company relating to the Business. "Warranties" shall mean all obligations to service, repair (including, without limitation, to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services by the Company. The Company has not given or made any Warranties with respect to any products licensed or sold or services performed by it, except for those set forth in Schedule II(l). Except as otherwise set forth in Schedule II(l), the Company has no knowledge of any fact or of the occurrence of any event which might reasonably form the basis of any present or future claim against the Company, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties which would have, individually or in the aggregate, a material adverse effect on the Business.


(m) NO BROKER. The Company has not retained or used the services of an agent, finder or broker in connection with the transactions contemplated by this Agreement.


(n) INSURANCE. Except as set forth in Schedule II(n) hereto, all of the insurance policies maintained by the Company in connection with the Business are now in full force and effect and policies covering the same risks and in substantially the same amounts have been in full force and effect continuously through the disposition of the Business. The Company has furnished to Purchaser a schedule of all insurance claims filed by the Company relating solely and exclusively to the Business and the disposition thereof. No such claims have been denied by any of the Company's insurers relating solely and exclusively to the Business and the Company has not failed to comply with the requirements of any insurance policies which would provide any insurers the right to deny any claim relating solely and exclusively to Business.


(o) TAXES AND TAX RETURNS. For purposes of this Agreement, (i) the term "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement (including, but not limited to, information returns or reports related to back-up withholding and any payments to third parties) relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Purchaser shall have no liability or obligation whatsoever, and shall not incur any loss, expense or cost, and none of the Assets, or any assets of the Purchaser, shall be subjected to any Lien or Encumbrance, by reason of any Taxes arising out of (x) the Business as conducted by the Company prior to the consummation of the sale hereunder of the Assets to the Purchaser or (y) any other operations or activities of the Company whether conducted prior to the date hereof or hereafter. The Company further represents and warrants that it is relying solely on its own accountants and advisors for advice as to the tax consequences to it of the transactions contemplated hereby.

(p) DISCLOSURE. No representation or warranty made under any Section hereof and none of the information furnished by the Company set forth herein, in the exhibits hereto or in any document delivered by the Company to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or fails to state a material fact necessary to make the statements herein or therein not misleading.


(q) EMPLOYEES. Schedule II(q) contains a complete and accurate list of all Company employees related to the Business, along with each employee's annual compensation.


(r)    INTELLECTUAL PROPERTY.


(i) Except as set forth on Schedule II(r)(i), the Company owns a valid right, title, interest or license in and to the Intellectual Property (as defined below) including the Third Party Technology used in or necessary for, the conduct of the Business as presently conducted, including, without limitation, the right to bring actions for infringement of the Intellectual Property, other than Third Party Technology, and the conduct of the Business currently does not conflict with and in the past has not conflicted with intellectual property rights of others and no person or entity other than the Company owns any right, title or interest in the Intellectual Property including any right to manufacture, use, copy, distribute or sublicense any object code or source code thereof. All Intellectual Property used or held for use in the conduct of the Business which is owned by the Company is so owned free and clear of all Liens and Encumbrances and no other person, including any present or former employee, shareholder, officer of the Company, has any right whatsoever in such Intellectual Property. The Company has right to convey to the Purchaser the Intellectual Property being used or held for use to conduct the Business and such conveyance will not violate any of the intellectual property rights of any other person or entity. Neither the Company nor any present or former employee thereof has violated or, by conducting the Business in the ordinary course would violate, any of the intellectual property rights of any other person or entity. Representations contained in Section II(r)(i) as related to patents expressly exclude any patent searches or obligations by the Company to conduct patent searches with respect to the Intellectual Property.

(ii) Except as set forth in reasonable detail in Schedule II(r)(ii) (Third Party Technology), the Company does not have any obligation to compensate any person or entity for the use of any Intellectual Property nor has the Company granted to any person or entity any license, option or other rights to use in any manner any Intellectual Property whether requiring the payment of royalties or not. No former or current employee, contractor or consultant of the Company has any right whatsoever to any Intellectual Property owned, licensed, being used or held for use by the Company.


For the purposes of this Section, "Third Party Technology" shall mean all intellectual property and products owned by third parties and licensed pursuant to Third Party Licenses as defined below. Notwithstanding the foregoing, Third Party Technology shall not include any "off-the-shelf" software program if the use of such program by the Company is in accordance with any applicable shrink wrap license and no portion of such program is distributed or licensed by the Company to third parties or incorporated into products distributed by the Company or licensed to third parties. With respect to this Section II, "Third Party License" shall mean all licenses and other agreements with third parties relating to any intellectual property or products that the Company is licensed or otherwise authorized by such third parties to use in connection with the Business. For purposes of this Section, "Intellectual Property" shall include any patents, copyrights, trademarks, service marks, trade names, proprietary information, know-how, and any other intellectual property or intangible asset.

(iii)  No Intellectual Property is in the public domain.

(iv) All of the Company's copyright registrations related to any and all of the Company's copyrights relating to the Business are valid and in full force and effect. If the copyright has not been registered, then it is not part of the foregoing representation. The Company has valid copyrights in all material copyrightable material included in the Assets whether or not registered with the U.S. Copyright Office, and consummation of the transactions contemplated hereby will not alter or impair the validity of any such copyrights or copyright registrations.

                                  SECTION III
                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                           AGREEMENTS OF THE PURCHASER

THE PURCHASER REPRESENTS AND WARRANTS TO, AND COVENANTS AND AGREES WITH, THE COMPANY, AS OF THE DATE OF THE CLOSING THAT:

(a) ORGANIZATION. The Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of California.

(b) AUTHORIZATION OF TRANSACTION. The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and legal binding obligation of the Purchaser, enforceable against it in accordance with its terms. The Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or any provision of its certificate of formation or by-laws, if applicable, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is bound or to which any of its assets is subject.

                                   SECTION IV
                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                 AND COVENANTS OF THE COMPANY AND THE PURCHASER

UNLESS OTHERWISE STATED, THE FOLLOWING SHALL SURVIVE THE DATE OF THIS AGREEMENT AND THE CLOSING:

(a) POST CLOSING COOPERATION. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section VII), so long as such documents do not increase the liability or risk of liability of the party of whom action is requested.

(b) DELIVERY OF DISCLOSURE SCHEDULE. The Company covenants and agrees to deliver to the Purchaser the Disclosure Schedule (as defined in Section
       II) on or before December 11, 2000.

(c) ACCESS. Each party shall give to the other party (the "Reviewing Party") and its representatives, from and after the date of execution of this Agreement, on prior reasonable request therefor from the Reviewing Party or such representatives, such access to the premises, employees, agents and consultants of the other party, and such copies of the Financial Statements, books and records, and contracts and leases and other documentation, so as to enable the Reviewing Party to inspect and evaluate all aspects of the other party's business and operations, assets, operating results, financial condition, capitalization, ownership, and legal affairs thereof. This shall include the right of the Purchaser to have Phase I environmental evaluations conducted on any real property owned or leased by the Company in connection with the Business, at the Purchaser's sole expense. The Reviewing Party agrees to conduct its review, and to cause its representatives to conduct their review, in a manner designed to minimize any disruption of the operations of the other party.

(d) CONDUCT OF BUSINESS. From the date of this Agreement and until the Closing or termination of this Agreement, whichever first occurs, the Company shall use commercially reasonable best efforts, consistent with prior practice (i) to preserve intact the business organization and employees and other business relationships relating to the Business, (ii) to continue to operate in the ordinary course of its business and to maintain its books, records and accounts in accordance with GAAP, (iii) to preserve and maintain the Assets, ordinary wear and tear excepted,
       (iv) notify the Purchaser with respect to any Deferred Obligation agreements in accordance with Section I(h), (v) to not take any action which could adversely effect the Business, and (vi) to not take any action outside of the ordinary course of business, including without limitation, the creation of new debt or the sale of additional equity.

(e) PURCHASER'S COVENANTS RELATING TO ADDITIONAL PURCHASE PRICE. During the period for which the Additional Purchase Price is to be determined pursuant to Section I(f), the Purchaser shall (a) maintain books and records and accounting system reflecting the status of the Business for the purpose of determining Actual Revenue and Base Revenue of the Business and making all other determinations necessary for determination of the amount of the Additional Purchase Price, if any; and (b) manage and operate the Business generally in accordance with the business principles and practices employed in the management and operation of Purchaser's own business, with a view to the achievement of reasonable growth objectives in both sales and earnings.

(f)    EMPLOYEES.

(i) The Company agrees that on or before the Closing Date it shall have paid all of its employees all accrued vacation pay, compensation and other benefits owing such that on the Closing Date there are no outstanding liabilities owing to Company employees.

(ii) The Company and Purchaser agree that they shall jointly meet with the Company employees on or before December 10, 2000.

(iii) The Company agrees to work with the Purchaser and exert its reasonable best efforts to insure that there are no material interruptions in any compensation or benefits to the Company employees hired by the Purchaser after the Closing.


(g) PAYMENT OF OBLIGATIONS AND TERMINATION OF LIENS AND ENCUMBRANCES. The Company hereby covenants that it shall pay, at the Closing, all of the indebtedness or other obligations listed on Schedule IV(g) (the "Obligations") and for the holders of the Obligations to deliver, in exchange for such payment, if applicable, (i) UCC Termination Statements or such other instruments and documents as the Purchaser may reasonably request to effectuate the removal and termination of such Liens and Encumbrances and evidence the release by such holders of any claims they may have against the Assets or the Business, and (ii) such documents as the Purchaser may reasonably request to evidence the payment of such Obligations, including, without limitation, pay-off letters in a form satisfactory to the Purchaser and executed by certain of the Company's vendors and suppliers (the "Pay-off Letters"). If it is determined at any time hereafter that the Company failed to remove or cause to be removed, without liability or cost or expense to the Purchaser and without the disposition or diminution in the value of any of the Assets, any Lien or Encumbrance on any of the Assets that was in existence on or prior to the Closing Date, or if any Lien or Encumbrance is imposed or placed on any of the Assets (or any replacements thereof) after the Closing Date as a result of any act or omission of the Company, occurring on, prior to or after the Closing Date, then, without limiting any other right or remedy the Purchaser may have, the Company shall cause such Lien or Encumbrance to be removed at no expense or liability to the Purchaser, and without any reduction or disposition of any of the Assets.

(h) FURTHER ASSURANCES. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request without incurring any unreasonable expense in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

(i) SUPPORT SERVICES. For a period of six (6) months after the Closing Date, the Company shall provide support services to the Purchaser free of charge, which shall include certain telephone services, information systems (including email and T-1 lines) and accounting systems (including billing and payroll) necessary for the transition of the Business to the Purchaser after the Closing. Each party will also provide the other party with certain additional support services, including actual telephone usage, benefit plan administration and such other services to be mutually agreed to between the parties, and each party will pay for such services on a monthly basis.

(j)    TAXES. The Company shall pay all Taxes of any kind or nature arising from
       (i) the conduct or operation of the Business up to the Closing Date and the conduct or operation by the Company, prior to or after the Closing Date, of any other business or business activities operations and (ii) any liquidation, partial or whole, of the Company. If any Taxes required under this Section IV(j) to be borne by the Company are assessed against the Purchaser or any of the Assets, the Purchaser shall notify the Company in writing promptly thereafter and the Company shall be entitled to contest, in good faith, such assessment or charge so long as such assessment does not materially adversely affect the Purchaser or the Assets or the Business. Notwithstanding the foregoing, the Purchaser may (but shall not be obligated to) pay any such Taxes assessed against it, the Business or any of the Assets, but which are payable by the Company pursuant hereto, if the Purchaser's failure to do so, in the reasonable judgment of the Purchaser, could result in the imposition of a Lien or Encumbrance on any of the Assets or any other assets of the Purchaser or if the Company fails to contest such assessment or charge diligently and in good faith. If the Purchaser pays any Taxes which pursuant hereto are required to be borne by the Company, the Purchaser shall be entitled to reimbursement thereof from the Company on demand. Notwithstanding anything to the contrary in this Agreement, each party hereto agrees to pay fifty percent (50%) of any sales or use tax assessed in connection with the transaction contemplated by this Agreement.

(k) ACCOUNTS AND NOTES RECEIVABLE COLLECTIONS. In the event the Company receives any payment after the Closing Date in respect of any accounts or notes receivable included in the Assets, the Company shall promptly deliver such payment, or the instrument of payment, with proper endorsements or assignments, to the Purchaser. The Company further agrees to cooperate with the Purchaser in notifying account obligors of the transfer of such accounts and notes receivable and instructing them to make all payments in respect thereof following the Closing Date to the Purchaser.

(l) NAMES. The Company covenants and agrees it shall not seek to limit or otherwise impair the Purchaser's use of the names "GA Services" or "General Automation Services" (collectively, the "Names"). The Company shall not use in any manner, or convey any right, title or interest to any third party in, the Names.


(m) LEASES. As soon as practicable after the date hereof, the Company shall use its best efforts to execute its option to renew the two existing leases on the Irvine facility (the "Irvine Leases") for a period of at least two (2) years. If Company is successful in renewing the Irvine Leases within thirty (30) days of the date hereof and on terms reasonably acceptable to the Purchaser, it shall notify Purchaser and Purchaser shall assume the Irvine Leases and the existing lease on the Company's Bohemia, New York facility (the "New York Lease"), subject to obtaining the necessary consents and approvals for each lease. If Company is not successful in renewing its Irvine Leases within thirty (30) days of the date hereof, then Purchaser shall negotiate a new lease for the Irvine facility and will not assume any Company leases, but will lease or sublease, on a month to month basis, storage/office facilities identified on Schedule IV(m) on terms agreed to by both Purchaser and the Company.


(n) BOARD RECOMMENDATION. The Company's Board of Directors shall recommend to its stockholders the approval of the transaction contemplated by this Agreement and shall not change or withdraw such recommendation.


(o) ACCOUNTS RECEIVABLE AND BUSINESS RECORDS. From and after the Closing, the Company shall cooperate with the Purchaser, at the Purchaser's sole expense, in the collection by Purchaser of the Accounts Receivable as set forth on Schedule I(a). Any and all books and records which may be deemed part of the Assets shall be made available at no cost to the Company, upon reasonable prior notice and during normal business hours, in connection with the collection by Company of its Accounts Receivable and for any other valid business purpose. None of the business records that constitute part of the Assets shall be destroyed by Purchasers without the written consent of Company. The obligations set forth in this subparagraph shall survive Closing.


                                   SECTION V
                              CONDITIONS PRECEDENT

(a) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to consummate the purchase of the Assets from the Company shall be subject to the fulfillment, or the waiver by the Purchaser, at or prior to the Closing, of each of the following conditions precedent:

(i) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company in this Agreement and in the Schedules hereto shall have been true and correct on the date hereof, and shall also be true and correct at and as of the Closing Date with the same force and effect as if made again at and as of that time.

(ii) ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against the Company or the Purchaser, that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder and no proceedings pending which are reasonably likely to result in the issuance of such an order; and (iii) no pending or overtly threatened litigation, which has had or is expected to have an adverse affect on the Business or the Assets.

(iii) PERFORMANCE OF OBLIGATIONS. The Company shall have performed and complied with all of its covenants required by this Agreement to have been performed on or prior to the Closing.

(iv) NO MATERIAL ADVERSE CHANGE. Since November 30, 2000, there shall not have been any change in or other event affecting the Business or the condition (financial or other) or operating results of Company that has had or is expected to have a material adverse effect on the Business or the Assets.

(v) CERTIFICATES. Receipt of a certificate executed by the Company's President or Chief Financial Officer, dated as of the Closing Date and reasonably satisfactory in form and substance to the Purchaser, certifying that (i) each of the representations and warranties of the Company contained herein was true and correct when made and is true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date,
       (ii) the Company has performed and complied with all of its covenants required to have been performed or complied with by it pursuant hereto on or prior to the Closing Date, and (iii) all of the conditions precedent to the Purchaser's obligations the satisfaction of which was the responsibility of the Company has been satisfied, except to the extent waived by the Purchaser.

(vi) CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained by the Company and the Purchaser for the authorization, execution and delivery of this Agreement and the consummation by it by the transactions contemplated hereby shall have been obtained by the Company or the Purchaser, as the case may be, including, without limitation, all lease and equipment assignments and/or consents for the assumption by, or assignment to, the Purchaser of the Assigned Contracts, in form and substance acceptable to the Purchaser or the Purchaser's counsel in its sole discretion.

(vii) DUE DILIGENCE. The results of the Purchaser's business, legal and accounting due diligence with respect to the Business shall be satisfactory to Purchaser in its sole discretion. Without limiting the foregoing, the results of any Phase I environmental evaluation conducted by the Purchaser on any of the real properties owned or leased by the Company in connection with the Business shall be satisfactory to Purchaser in its sole discretion. Upon termination due to such due diligence there shall be no further rights under this Agreement and Company shall have absolutely no liability whatsoever to the Purchaser.

(viii) DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Purchaser, the Company shall deliver, or cause to be delivered to the Purchaser, the documents and instruments referenced in Section VI(b)(ii), in form and substance satisfactory to Purchaser and its counsel.

(ix) MANAGER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Managers of the Purchaser.

(x) DISCLOSURE SCHEDULE. The Disclosure Schedule to this Agreement shall be satisfactory to the Purchaser in its sole discretion.

(xi) NO INTERFERENCE. The Company and Purchaser shall each have entered into an agreement reasonably acceptable to each party with Tom Wedrick and NCE Computer providing that neither Wedrick nor National Computer Exchange (or its successor in interest) shall compete with Purchaser or the Company for the Company's customers or employees or in any way hinder, interfere with or prejudice Purchaser's relationships with the Company's customers or employees.

(xii) ACCOUNTS RECEIVABLE. The Company's Accounts Receivable aging as of the Closing shall be acceptable to the Purchaser (and shall not exceed ninety
       (90) days).


(xiii) VENDOR AGREEMENTS. Purchaser shall have entered into agreements with the vendors and suppliers listed on Schedule V(a)(xiii) upon terms and conditions satisfactory to Purchaser.


(xiv) IRVINE LEASES. Purchaser shall have either assumed the Company's Irvine Leases upon terms satisfactory to Purchaser or Purchaser shall have renegotiated the Irvine Leases upon terms and conditions satisfactory to Purchaser.

(xv) RECEIPT OF PAYOFF LETTERS. The Company shall have received the Pay-off Letters executed by certain of the Company's vendors and suppliers.

(b) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the sale of the Assets to Purchaser shall be subject to the fulfillment, or the waiver by the Company, at or prior to the Closing, of each of the following conditions precedent:

(i) REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Purchaser in this Agreement hereto shall have been true and correct on the date hereof, and also at and as of the Closing Date with the same force and effect as if made again at and as of that time.

(ii) ABSENCE OF MATERIAL LITIGATION. There shall be (i) no pending or overtly threatened litigation (other than litigation which is determined by the parties in good faith, after consulting their respective attorneys, to be without legal or factual substance or merit), whether brought against the Company or the Purchaser that seeks to enjoin the consummation of any of the transactions contemplated by this Agreement, and (ii) no order that has been issued by any court or governmental agency having jurisdiction that restrains or prohibits the consummation of the purchase and sale of the Assets hereunder or any proceedings pending which are reasonably likely to result in the issuance of such an order.

(iii) PERFORMANCE OF OBLIGATIONS. The Purchaser shall have performed and complied with all of its covenants required by this Agreement to have been performed by it at or prior to the Closing.

(iv) CERTIFICATES. Receipt from the Purchaser of a certificate, if applicable, dated as of the Closing Date and signed by the President or the Chief Financial Officer of the Purchaser, certifying that

       (i) each of its representations and warranties contained herein was true and correct when made and is true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date, and (ii) it has performed and complied with all agreements, obligations, covenants and conditions required to be performed or complied with by it pursuant hereto on or prior to the Closing Date, except as may be waived in writing by the Company.

(v) DELIVERY OF ADDITIONAL INSTRUMENTS. On the Closing Date, unless waived in writing by Company, the Purchaser shall deliver, or cause to be delivered to Company, the Initial Purchase Price and the documents and instruments referenced in Section VI(b)(i), in form and substance satisfactory to Company and its counsel.

                                   SECTION VI
                             CLOSING AND DELIVERIES

(a) TIME AND PLACE OF CLOSING. The closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall take place at 11 a.m. Pacific Standard Time, on December 29, 2000 at the offices of Stradling, Yocca, Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California 92660, or at such other time, date and place as the parties may agree. The term "Closing Date," as used in this Agreement shall mean the date on which such Closing takes place. Unless terminated earlier pursuant to the terms of this Agreement, this Agreement shall be deemed effective as of 12:01 a.m. Pacific Standard Time on January 1, 2001.

(b)    DELIVERIES.

(i) At or prior to the Closing, the Purchaser shall deliver to the Company the following:

(A) A wire transfer for the Payment of the Initial Purchase Price, as described in Section I(e); and

(B) Such certificates, instruments and other documents, in form and substance satisfactory to the Company and its counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby.

(ii) At or prior to the Closing, the Company shall deliver to the Purchaser, as a condition to Closing, the following:


(A) A bill of sale in the form attached hereto as Exhibit A (the "Bill of Sale"), such other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all Liens or Encumbrances whatsoever;


(B) The Assigned Contracts and the books and records of the Company constituting a part of the Assets;

(C) Evidence that the Obligations have been paid, including delivery of the Pay-off Letters;

(D) Such certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and its counsel, as they shall have reasonably requested in connection with the transactions contemplated hereby;

(E) All necessary consents of third parties under the Assigned Contracts and other instruments of the Company to the consummation of the transactions contemplated hereby, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser.

                                  SECTION VII
                                 INDEMNIFICATION

(a)    INDEMNIFICATION BY THE COMPANY. Subject to the limitations set forth in
       Section VII(d) below, the Company shall indemnify and hold harmless the Purchaser and its successors and assigns, directors, officers, employees, agents and representatives, from and against any and all losses, claims, assessments, actions, suits, claims, demands, debts, liabilities, obligations, damages, costs and expenses, including without limitation the cost of investigation and reasonable attorney's fees and court costs, arising out of, resulting from, related to, or caused by, directly or indirectly, in whole or in part any or all of the following (hereinafter referred to collectively as "Damages"):

(i)    Damages based on, arising out of or attributable to the Retained
       Liabilities;

(ii) Damages based on, arising out of or attributable to any inaccuracy in or breach or nonfulfillment of any of the representations, warranties and covenants made by the Company in this Agreement;

(iii) Damages arising out of or attributable from the failure of the Company to comply with the provisions of the Uniform Commercial Code and/or any "Bulk Sales" laws, in connection with the sale of the Assets to the Purchaser;

(iv) Damages arising out of or attributable to the presence on or in or the discharge from any of the real properties owned or leased in connection with the Business, any of the Assets or any toxic or hazardous substances (as defined in Section II(k) above), that originated or took place prior to the Closing Date, whether or not the same constitutes a breach of the representations or warranties contained in Section II(k) hereof or is disclosed in this Agreement or the Schedules hereto;

(v) Damages arising out of or attributable to the operations prior to the Closing Date of the Company, and/or to the acts or omissions prior to the Closing Date of any of its current or former shareholders, directors, officers, employees or agents, including without limitation Damages arising out of claims (a) for violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws, (b) personal injury claims, (c) claims of any nature by past or present directors, officers, employees or agents of the Company (including workers' compensation claims to the extent not fully insured against and claims under federal or state employment statutes and judicial decisions), (d) claims based on breach of warranty, products liability or defective or omitted service, and (e) any other liability not disclosed to the Purchaser in this Agreement or in the Schedules hereto. It is understood and agreed that the acts, omissions or events for which Purchaser is entitled to indemnification hereunder include, but are not limited to, claims asserted after the Closing (whether such claims are tort claims, contract claims or otherwise) which are based in whole or in part upon
       (1) alleged defects in products or services which were either sold, delivered or rendered by the Company on or before the Closing, (2) alleged defects in products which were in the inventory of the Company at the time of the Closing and sold or delivered thereafter by the Purchaser, or (3) alleged defects in services which were rendered by the Company at the time of Closing and were completed thereafter by the Purchaser. It is further understood and agreed that the acts, omissions and events for which

       Purchaser is entitled to indemnification hereunder include claims (whether tort, contract or otherwise) which are based upon any injury to any Person or any damage to any property which occurs after the Closing and which results in whole or in part from acts, omissions and events which occurred at or before the Closing; the Company's lack of knowledge of such act, omission or event, or the fact that such act, omission or event was unknowable by such person, shall not be a defense to the claim for indemnity.

(vi) any liability for taxes heretofore or hereafter imposed by any taxing authority (including penalties and interest) owed by, relating to, resulting from or attributable to the business or operations of the Company on or before the Closing Date, including interest and penalties related to such taxes.

(vii) any liability or Damages arising out of or attributable to the Company's bankruptcy, insolvency or reorganization following the Closing Date, should such bankruptcy, insolvency or reorganization occur.

(b) INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify and hold harmless the Company from and against, except to the extent resulting from any breach by the Company of the representations, warranties and covenants of this Agreement, (i) any and all Damages sustained or incurred by the Company by reason of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein; (ii) Damages arising out of or attributable to the operations after the Closing Date of the portion of the Business which is purchased by the Purchaser, including without limitation Damages arising out of claims (a) for violation of federal or state insurance, antitrust, securities, unfair trade practice or other laws, (b) personal injury claims, and (c) claims of any nature by directors, officers, employees or agents of the Purchaser based on occurrences after the Closing Date (including workers' compensation claims to the extent not fully insured against and claims under federal or state employment statutes and judicial decisions); and
       (iii) any liability for taxes heretofore or hereafter imposed by any taxing authority (including penalties and interest) owed by, relating to, resulting from or attributable to the business or operations of the portion of the Business which is purchased by the Purchaser on or after the Closing Date, including interest and penalties related to such taxes.

(c) THIRD-PARTY CLAIMS. In the event of the assertion, in writing, of a third-party claim or dispute which, if adversely determined would entitle any of the parties hereunder and their directors, officers, stockholders, employees, agents, successors, assigns and such other persons to indemnification hereunder (the "Indemnified Parties"), the party asserting such claim ("Claimant") shall promptly notify the other party hereto ("Respondent") in writing, provided, however, that any delay in providing or failure to provide such notification shall not affect the right of the Claimant to indemnification hereunder except to the extent that the Respondent is materially prejudiced by the delay or failure. The Respondent may elect, by written notice to the Claimant, to assume and direct, at Respondent's sole expense, the defense of any such third-party claim, and may, at their sole expense, retain counsel in connection therewith, provided that such counsel is reasonably acceptable to Claimant. After the assumption of such defense by the Respondent with counsel reasonably acceptable to Claimant, and for so long as the Respondent conducts such defense on a diligent and timely basis, Respondent shall not be responsible for the payment of legal fees incurred thereafter by the Claimant, who may, continue to participate in the defense thereof with separate counsel. If Respondent fails to and until Respondent does undertake the defense of any such third party claim or dispute in accordance with the provisions hereof, or if Respondent discontinues the diligent and timely conduct thereof, the Claimant may undertake such defense and Respondent shall be responsible for reimbursing such persons for their reasonable legal fees and expenses incurred in connection therewith. No party hereto may settle or compromise any such third-party claim or dispute without the prior written consent of the other parties hereto.

(d) PROCEDURES APPLICABLE TO INDEMNIFICATION CLAIMS. To be effective, any claim for indemnification under this Section VII by any of the Indemnified Parties must be made by a written notice (a "Notice of Claim") to Respondent given in accordance with the provisions of Section VII(d) hereof. Upon receipt of a Notice of Claim, Respondent shall have thirty (30) calendar days to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to Claimant (a "Contest Notice"). Such Contest Notice shall specify the reasons or bases for the objection of Respondent to the indemnification claim, and if the objection relates to the amount of the liability asserted, such Contest Notice shall also set forth the amount, if any, which Respondent believes is due the Claimant. If a Contest Notice is not given to the Claimant within such 30-day period, the obligation of Respondent to pay to the Indemnified Parties the amount of the Claimant liability arising out of the matters set forth in the Notice of Claim shall be deemed established and accepted by Respondent. If, on the other hand, Respondent contests a Notice of Claim within such 30-day period, Claimant and the Respondent shall thereafter attempt in good faith to resolve their dispute by agreement. If they are unable to so resolve their dispute within the thirty (30) days, the parties may resort to any remedy they may have at law or in equity. Upon final determination of the amount of the Claimant liability that is the subject of an indemnification claim (whether such determination is the result of Respondent's acceptance of or failure to contest a Notice of Claim, or of a full and final resolution of any dispute with respect thereto by agreement of the parties or otherwise as determined by a court of competent jurisdiction), such amount shall be paid, in cash by Respondent to the Indemnified Party or Parties who have been determined to be entitled thereto within ten (10) business days of such final determination of the amount of the Claimant liability due by Respondent. Any amount that becomes due hereunder and is not paid when due shall bear interest at a rate of ten percent (10%) per annum until paid. No funds shall be paid out of the Holdback Amount once a Contest Notice has been filed, until such time as a court of competent jurisdiction has rendered a full and final determination concerning such claim. If any liability has been established pursuant to Section VII(a), Purchaser shall be entitled to be paid from the Holdback Amount all or part of the liability, which shall be deemed to satisfy the obligations of the Company to pay such liability, only to the extent of such payment.

(e) OFFSET. The Purchaser may reduce the Additional Purchase Price by an amount equal to the amount of any Damages to which it is entitled to hereunder. Nothing herein shall be deemed to be a waiver of the Purchaser's right to seek recovery against the Company through other means.

                                  SECTION VIII
                                   TERMINATION

(a) CIRCUMSTANCES OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing by either party.

(b) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement pursuant to Section VIII(a) hereof, written notice thereof shall forthwith be given to the other party or parties hereto and the transactions contemplated herein shall be abandoned without further action by the Purchaser or the Company. In addition, if this Agreement is terminated as provided herein:

(i) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

(ii) All information of a confidential nature received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall continue to be kept confidential for a period of two (2) years.

(iii) Upon any termination of this Agreement pursuant to Section VIII(a) hereof the respective obligations of the parties hereto under this Agreement shall terminate and no party shall have any liability whatsoever to any other party hereto by reason of such termination, irrespective of the cause of such termination.

                                   SECTION IX
                                  MISCELLANEOUS

(a) NOTICES. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

           If to the Purchaser:   GA Services, LLC
                                  17742 Mitchell North
                                  Irvine, California 92614
                                  Attention:  Charles S. Strauch
                                  Facsimile No.: (949) 499-4945
                                  Telephone No.: (949) 499-6275

           with a copy to:        Stradling Yocca Carlson & Rauth
                                  660 Newport Center Drive, Suite 1600
                                  Newport Beach, California 92660-6441
                                  Attention: Nick E. Yocca, Esq.
                                  Facsimile No.: (949) 725-4100

           If to the Company:     General Automation, Inc.
                                  17731 Mitchell North
                                  Irvine, California 92614
                                  Attention:  Jane Christie
                                  Facsimile No.:  (949) 752-6772
                                  Telephone No.:  (949) 250-4800
           with a copy to:        Horwitz & Beam
                                  Two Venture Plaza, Suite 350
                                  Irvine, California  92618
                                  Attention:  Lynne Bolduc, Esq.
                                  Facsimile No.:  (949) 453-9416
                                  Telephone No.:  (949) 453-0300

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

(b) SURVIVAL OF REPRESENTATIONS. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto.

(c) ENTIRE AGREEMENT. Except as provided in Sections 4, 7 and 8 of that certain Letter of Intent, dated November 13, 2000, this Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

(d) EXPENSES. Except as otherwise provided herein, each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

(e) INVALIDITY. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court or the arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

(f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Purchaser.

(g) GOVERNING LAW. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of California, without regard to conflict of laws principles.

       All actions brought, arising out of, or related to this Agreement shall be settled in appropriate federal or state courts located in Orange County, California.

(h) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(i) ATTORNEYS' FEES. If legal action is brought by either party to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and legal costs in connection therewith.

IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN DULY EXECUTED BY THE PARTIES HERETO AS OF THE DATE FIRST ABOVE WRITTEN.

PURCHASER:                                GA SERVICES, LLC


                                          By:  /s/ CHARLES STRAUCH
                                             -----------------------
                                          Name:  Charles Strauch
                                               ---------------------
                                          Title:  Chairman
                                                --------------------


COMPANY:                                  GENERAL AUTOMATION, INC.


                                          By: /s/ R. D. BAGBY
                                             -----------------------
                                          Name:  Robert D. Bagby
                                               ---------------------
                                          Title:  Vice Chairman
                                                --------------------

PROXY

                               GENERAL AUTOMATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 19, 2001

The undersigned hereby appoints Richard H. Nance, Vice President Finance, Chief Financial Officer, and Secretary with full power of substitution, as his or her Proxy to represent and vote, as designated below, all of the shares of the Common Stock of General Automation, Inc. (the "Company"), registered in the name of the undersigned on January 19, 2001, with the powers the undersigned would possess if personally present at the 2001 Special Meeting of Stockholders to be held at the offices of the Company, 17731 Mitchell North, Irvine, California 92614, at 10:00 A.M., Pacific time on January 19, 2001 and at any adjournment thereof, hereby revoking any proxy or proxies previously given.


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
                                                               Please mark
                                                               your votes as [X]
                                                               indicated in
                                                               this example

                                                  FOR       AGAINST      ABSTAIN
1. To approve the sale of the Company's           [ ]         [ ]          [ ]
   service business unit:

                                                  FOR       AGAINST      ABSTAIN
2. To authorize a name change of the              [ ]         [ ]          [ ]
   Company to GA eXpress, Inc.:

                                                  FOR       AGAINST      ABSTAIN
3. To increase the number of authorized           [ ]         [ ]          [ ]
   shares of common stock of the Company
   from 30,000,000 to 50,000,000:

                                                  FOR       AGAINST      ABSTAIN
4. To increase the number of shares reserved      [ ]         [ ]          [ ]
   for issuance under the Company's 1999
   Stock Option Plan from 1,000,000 to
   2,500,000:

   Discretionary authority is hereby granted with respect to such other matters as may properly come before the Special Meeting.

                                            THIS PROXY, WHEN PROPERLY EXECUTED,
                                            WILL BE VOTED AS DIRECTED. IF NO
                                            DIRECTION IS GIVEN, THE PROXY WILL
                                            BE VOTED "FOR" ALL PROPOSALS LISTED,
                                            AND IN THE PROXY'S DISCRETION ON ANY
                                            OTHER MATTERS TO COME BEFORE THE
                                            MEETING.


Signature(s)_________________________                  Dated:____________, 2000

PLEASE DATE AND SIGN ABOVE exactly as your name appears on your Stock Certificate, indicating where appropriate, official position or representative capacity.

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